Exhibit 10.1

AGREEMENT FOR THE

PURCHASE AND SALE OF PREFERRED STOCK

This Agreement for the Purchase and Sale of Preferred Stock (hereinafter called the "Agreement") is made and entered into by and between Sovana Cayman Islands, a Cayman Islands exempted company (hereinafter called the "Seller"), and Retractable Technologies, Inc., a Texas corporation (hereinafter called the "Purchaser"), effective as of August 31, 2020 (hereinafter called the "Effective Date"). The Seller and the Purchaser are hereinafter collectively called the "Parties". All amounts herein denoted by ($) are in United States dollars.

W I T N E S S E T H:

WHEREAS, the Seller owns Three Hundred Thousand (300,000) shares of the Series IV Class B Convertible Preferred Stock (hereinafter called the "Preferred Stock") of the Purchaser; and

WHEREAS, the term "Preferred Stock" shall mean and include all of the Seller's right, title, and interest in and to the Preferred Stock and the associated rights of such Preferred Stock, including, but not limited to, all dividends in arrears; and

WHEREAS, the Seller has agreed to sell, assign, transfer, and convey the Preferred Stock to the Purchaser and the Purchaser has agreed to purchase the Preferred Stock from the Seller on the terms that are hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt, adequacy, and sufficiency of which are hereby acknowledged, the Seller and the Purchaser agree as follows:

(1)          RECITALS. The foregoing recitals are true, correct, and complete and constitute the basis for this Agreement and they are incorporated into this Agreement for all purposes.

(2)          PURCHASE PRICE. The purchase price (less any applicable withholding taxes) to be paid by the Purchaser to the Seller for the Preferred Stock shall be:

(A)	Three Million Dollars ($3,000,000.00) which the Purchaser hereby undertakes to pay to the Seller in three installments of One Million Dollars ($1,000,000.00) on February 28, 2021, February 28, 2022, and February 28, 2023;

(B)	Six Hundred Thousand (600,000) shares of Common Stock of the Purchaser issuable in accordance with Section 5 hereof.

The amounts set forth in this Section 2 shall collectively hereinafter be called the "Purchase Price".

Any late portion of an installment payment referred to under Section 2(A) above shall bear interest, starting on the due date of the payment and continuing until the delinquent amount is paid, at a rate equal to seven percent (7.0%) per annum, accrued monthly, and payable by the Purchaser to the Seller at the time of the payment of the delinquent installment payment.

The Common Stock of the Purchaser trades on the NYSE American LLC stock exchange and its stock price fluctuates (ticker: RVP). The Purchaser makes no representations as to the value of the Common Stock on the date of delivery of such Common Stock or at any other time.

(3)          SELLER WARRANTIES AND REPRESENTATIONS. The Seller warrants and represents to the Purchaser as follows:

(A)	The Seller has full power and authority to tender, sell, assign, and transfer the Preferred Stock and when the Preferred Stock is accepted by the Purchaser, the Purchaser will acquire good, marketable, and unencumbered title thereto, free and clear of all liens, restrictions, charges, and encumbrances and the same will not be subject to any adverse claim.

(B)	The Seller is the registered owner of the Preferred Stock. The Seller is the lawful owner in every respect, legal and equitable, direct and indirect, of the Preferred Stock. The undersigned is authorized to execute this Agreement on behalf of and as the act of the Seller.

(C)	The Seller will, upon request, execute and deliver any additional documents deemed by the Purchaser to be necessary or desirable to complete the sale, assignment, and transfer of the Preferred Stock tendered hereby.

(D)	The Seller was given adequate time and information to consider this transaction. No representative or agent of the Purchaser exerted pressure of any kind on the Seller to participate in this transaction.

(E)	The Seller has knowledge and experience in financial and business matters so that it is capable of evaluating the merits and risks of the transaction under this Agreement, and the Seller is well acquainted with the operations of the Purchaser.

(F)	The Seller has read and understands the information about the Purchaser which has been publicly reported pursuant to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, including, but not limited to, the Purchaser’s Form 10-K filed on March 30, 2020 and its latest publicly filed interim financial statements on Form 10-Q filed on August 14, 2020, which are both available at the SEC’s website at www.sec.gov. The Seller knows of no information about the Purchaser which should have been, but was not, publicly reported.

(4)          PURCHASER WARRANTIES AND REPRESENTATIONS. The Purchaser warrants and represents to the Seller as follows:

(A)	Purchaser has been duly organized and is legally existing and in good standing under the laws of the State of Texas.

(B)	Purchaser has all necessary Board authorization and authority as of the Effective Date to enter into this Agreement and carry out its obligations, including its payment obligations hereunder. The undersigned is authorized to execute this Agreement on behalf of and as the act of the Purchaser. By or before Closing, Purchaser shall have obtained any necessary shareholder authorization, to the extent required by the NYSE American LLC.

(C)	All shares of Common Stock to be issued by Purchaser pursuant to this Agreement will be, when issued, duly authorized, validly issued, fully paid, and nonassessable. At Closing, the Seller will acquire good, marketable, and unencumbered title to the Common Stock portion of the Purchase Price, free and clear of all liens, restrictions, charges, and encumbrances and the same will not be subject to any adverse claim.

(D)	The Purchaser will, upon request, execute and deliver any additional documents deemed by the Seller to be necessary or desirable to complete the exchange of Preferred Stock for Common Stock pursuant to the terms of this Agreement.

(5)          TRANSFER OF THE PREFERRED STOCK. For and in consideration of the payment of the Purchase Price (less any applicable withholding taxes), the Seller shall sell, assign, transfer, and convey all of the Seller's right, title, and interest in and to the Preferred Stock to the Purchaser effective as of the Closing Date. This Agreement is not a redemption as defined by the Certificate of Designation of the Preferred Stock, but is instead a privately negotiated agreement between the Parties. This transaction is not a tender offer for the purposes of state and U.S. federal securities laws.

The Seller tenders to the Purchaser the associated rights of such Preferred Stock, including, but not limited to, the conversion right, liquidation preference, and all dividends in arrears. As of the Effective Date, the Seller’s dividends in arrears equal Six Million Ninety-One Thousand Two Hundred Thirty-Two Dollars and Eighty-Eight Cents ($6,091,232.88)

(6)          CLOSING.

The closing of the transaction contemplated by this Agreement is contingent on the submission and accurate completion of all deliverables noted in this Agreement (i.e., preferred stock certificate, evidence of fiduciary authority as needed, documentation as may be required by Section 3(C) of this Agreement, Form W-9 or W-8, as applicable) (together, the “Deliverables”). The “Closing” or “Closing Date” as used in this Agreement shall be the date upon which:

(A)	Seller shall have delivered to the Purchaser the Deliverables, and

(B)	Purchaser shall have delivered to Seller Six Hundred Thousand (600,000) shares (less any applicable withholding) of Common Stock of the Purchaser in accordance with this Agreement and any other documentation reasonably necessary to complete the exchange which may be required by Section 4(D) of this Agreement; provided, however, that the payment date of the cash portion of the Purchase Price is specifically excluded from the determination of the Closing Date.

The Closing Date shall be evidenced by the date set forth on the Common Stock issued pursuant to this transaction and shall occur by or before December 1, 2020 (the “Long Stop Date”), unless this Agreement is earlier terminated or extended as provided in Sections 11 and 22 of this Agreement.

Prior to Closing, the Seller shall deliver to Purchaser or its transfer agent, American Stock Transfer & Trust Company, Seller’s original Preferred Stock certificate(s).

It is understood that the method of delivery of the Preferred Stock share certificate(s) and all other required documents is at the option and risk of the Seller and that the risk of loss of such Preferred Stock share certificate(s) and other documents shall pass only after the Purchaser has actually received the share certificate(s). In all cases, sufficient time should be allowed to ensure timely delivery. The Purchaser recommends delivery of the Preferred Stock certificate(s) and any other required documentation by overnight carrier.

The delivery to Seller of the Common Stock portion of the Purchase Price will occur following the Seller’s delivery of the Preferred Stock. The new Common Stock will bear the name and address of the Seller as set forth on the Seller Signature Page attached hereto. Seller shall specify whether it desires a physical certificate or book shares.

This is a one-time offer.

(7)          FEDERAL INCOME TAXES. The U.S. federal income tax and any other tax consequences to the Seller of the sale, assignment, transfer, and conveyance of the Preferred Stock shall be the sole responsibility and liability of the Seller.

The Purchaser urges the Seller to consult its tax advisor to determine its particular local, state, federal, and foreign tax consequences of participating in this transaction.

(8)          RESTRICTIONS ON TRANSFER OF COMMON STOCK. The Common Stock issued to the Seller as part of the Purchase Price will be issued without trading restrictions.

(9)          MUTUAL RELEASE. Subject to the Closing having occurred, each Party, for itself, its officers, directors, managers, employees, agents, owners, affiliates, and any legal representatives, successors, and assigns hereby fully, finally, and forever releases and discharges the other Party and its shareholders, officers, directors, affiliates, agents, and employees and their respective heirs, legal representatives, executors, administrators, successors, and assigns of and from any and all claims, actions, and causes of action and damages of every kind, whether known or unknown, whether contingent or matured, relating in any manner to the ownership or sale by the Seller of the Preferred Stock or the exchange of Common Stock for Preferred Stock contemplated by this Agreement, provided that, for the avoidance of doubt, this Section 9 shall, under no circumstances, apply to (i) the Purchaser’s payment obligations under Section 2(A); (ii) the Parties’ respective warranties and representations under Sections 3 and 4; and (iii) the enforcement of the Parties’ respective rights under this Agreement.

(10)        TIME OF THE ESSENCE. Time is of the essence in the performance of this Agreement.

(11)        CONDITIONS.

Closing shall not occur and any Deliverables shall be returned to Seller and the transactions contemplated hereby shall not be effected if any of the following conditions have occurred, unless they are, to the extent permitted, waived.

(A)	Any action or proceeding instituted, threated or pending before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with this Agreement, that is, or is reasonably likely to be materially adverse to Purchaser’s business, operations, properties, condition, assets, liabilities or prospects, or which would or would be reasonably likely to prohibit, prevent, restrict or delay consummation of this Agreement;

(B)	A proposed, enacted, entered, or issued order, statute, rule, regulation, executive order, stay, decree, judgment or injunction that would or would be reasonably likely to prohibit, prevent, restrict or delay consummation of this Agreement, or that is, or is reasonably likely to be, materially adverse to the Purchaser’s business, operations, properties, condition, assets, liabilities or prospects;

(C)	Any general suspension of, or limitation on prices for, trading in securities in U.S. securities or financial markets, including the securities of the Purchaser;

(D)	A tender or exchange offer for any or all of the Purchaser’s shares of Common Stock, or any merger, acquisition, business combination or other similar transaction with or involving the Purchaser that has been made, proposed or announced by any person or has been publicly disclosed; or

(E)	A Shareholder vote is undertaken by the Purchaser and such shareholder vote does not pass with the requisite percentage vote required by applicable law or the NYSE American LLC.

Closing shall be delayed until Purchaser shall have obtained confirmation that the Common Stock portion of the Purchase Price has been duly listed with the NYSE American LLC or if the stock exchange listing Purchaser’s Common Stock requires Purchaser to undertake a shareholder vote prior to effecting the transaction contemplated hereby. If Closing is delayed, the first cash installment payment of the Purchase Price shall be likewise delayed until Closing occurs.

(12)        ENTIRE AGREEMENT. This Agreement, along with any exhibits hereto, supersedes any and all other understandings and agreements, either oral or in writing, between the Parties with respect to the sale, assignment, transfer, and conveyance of the Preferred Stock and constitutes the sole and only agreement between the Parties with respect to the sale, assignment, transfer, and conveyance of the Preferred Stock. Each Party to this Agreement acknowledges that no representations, inducements, promises or agreements, orally or otherwise, have been made by any Party or by anyone acting on behalf of any Party with respect to the sale, assignment, transfer, and conveyance of the Preferred Stock, which are not embodied in this Agreement and that no agreement, statement or promise with respect to the sale, assignment, transfer, and conveyance of the Preferred Stock that is not contained in this Agreement shall be valid or binding or of any force or effect.

(13)        MODIFICATION AND ASSIGNMENT. No change or modification of this Agreement shall be valid or binding upon the Parties unless the change or modification is in writing and signed by the Parties. This Agreement may not be assigned by either Party.

(14)        HEADINGS. The headings used in this Agreement are used for reference and convenience purposes only and do not constitute substantive matters to be considered in construing the terms and provisions of this Agreement.

(15)        TEXAS LAW TO APPLY. THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED, AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS (EXCLUDING ANY CONFLICTS-OF-LAW RULE OR PRINCIPLE OF TEXAS LAW THAT MIGHT REFER THE GOVERNANCE, CONSTRUCTION OR INTERPRETATION OF THIS AGREEMENT TO THE LAWS OF ANOTHER STATE).

(16)        LEGAL CONSTRUCTION. In the event that any one or more of the provisions contained in this Agreement shall be held by a Court of competent jurisdiction to be invalid, illegal or unenforceable in any respect for any reason, the invalid, illegal or unenforceable provision shall not affect any other provision of this Agreement and this Agreement shall be construed as if the invalid, illegal or unenforceable provision had never been contained herein.

The Parties acknowledge that each Party and its counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement.

No provision of this Agreement shall be deemed to have been waived by either party unless the waiver is in writing and signed by the Parties.

(17)        NOTICE. Any notice that is required or permitted to be given or delivered hereunder shall be deemed to be given or delivered only when actually received by the Party to whom the notice is addressed or when actually delivered to the address of that Party, as evidenced by a receipt signed by a person at the appropriate address, at the addresses set forth below, or at any other addresses that they have theretofore specified by written notice delivered in accordance herewith:

(A)	Notice to the Seller shall be delivered to the address set forth on Seller’s Signature Page hereto.

(B)	Notice to the Purchaser shall be delivered as follows:

Mr. John W. Fort III
Vice President and Chief Financial Officer
Retractable Technologies, Inc.
511 Lobo Lane
Little Elm, TX 75068

(888) 806-2626 (toll free) or (972) 294-1010

Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was actually received shall be deemed to be receipt of the notice.

(18)        JURISDICTION. Any legal suit, action, or proceeding arising out of or related to this Agreement or the matters contemplated hereunder shall be instituted in the federal courts of the United States located in the Northern District of Texas and each Party irrevocably submits to the jurisdiction of such courts in any such suit, action, or proceeding and waives any objection based on improper venue or forum non conveniens.

(19)        PARTIES BOUND. The terms, provisions, warranties, representations, covenants, and agreements that are contained in this Agreement shall apply to, be binding upon, and inure to the benefit of the Parties and their respective heirs, executors, administrators, legal representatives, successors, and permitted assigns.

(20)        EXEMPTION FROM REGISTRATION. The Purchaser is relying on Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”) to exempt this transaction from the registration requirements of the Securities Act. The Purchaser is also relying on Section 18(b)(1)(A) of the Securities Act to exempt this transaction from the registration and qualification requirements of state securities laws. The Purchaser has no contract, arrangement or understanding relating to the payment of, and will not, directly or indirectly, pay any commission or other remuneration to any broker, dealer, salesperson, agent or other person for soliciting this transaction. No person is engaged or authorized to express any statement, opinion, recommendation or judgment with respect to the relative merits and risks of this transaction. The officers, directors, and employees of the Purchaser may facilitate this transaction and will answer inquiries, but they will not receive additional compensation for doing so.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED HEREIN. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

(21)        OTHER INSTRUMENTS. The Parties covenant and agree that they will execute such other and further instruments and documents as are or may become necessary or convenient to effectuate and carry out the obligations and agreements of the Parties that are set forth in this Agreement.

(22)        TERMINATION.

(A)	This Agreement shall be automatically terminated if the Deliverables have not been delivered to Purchaser by the Long Stop Date.

(B)	Notwithstanding anything to the contrary herein, beginning on December 1, 2020, Seller shall have the right to terminate this Agreement immediately on written notice to Purchaser if Closing has not occurred by such date. This right to terminate has no expiration date, provided that it must be exercised prior to Closing. The termination of this Agreement shall not prejudice the Seller's rights to the Preferred Stock and the Seller shall remain entitled to all dividends accrued in respect of the Preferred Stock from the date such Preferred Stock was acquired.

(C)	Upon the termination of this Agreement, the Purchaser shall promptly, and in no event later than five (5) business days from the termination date, return to the Seller all the Deliverables (including without limitation the Preferred Stock certificates) provided by the Seller to the Purchaser pursuant to Section 6.

(23)        COUNTERPARTS. This Agreement may be executed in two counterparts, as if the signatures to each counterpart were upon a single instrument, and both such counterparts together shall be deemed an original of this Agreement. Facsimile signatures or signatures received as a pdf attachment to electronic mail shall be treated as original signatures for all purposes of this Agreement, except where original documents or original signatures are herein specified.

IN WITNESS WHEREOF, the Purchaser has executed this Agreement for the Purchase and Sale of Preferred Stock effective as of the Effective Date.

RETRACTABLE TECHNOLOGIES, INC. PURCHASER

BY:	/s/ Thomas J. Shaw
Thomas J. Shaw
President and Chief Executive Officer

SELLER SIGNATURE PAGE

Please note that your signature must correspond with the name on the face of the Preferred Stock share certificate(s) without alteration. It may be necessary to copy and submit as many Seller Signature Pages as there are different registrations of the Preferred Stock. If this Seller Signature Page is signed by persons acting in a fiduciary or representative capacity, such persons should so indicate when signing, and proper evidence of their authority to so act must be submitted to the Purchaser.

IN WITNESS WHEREOF, the Seller has executed this Agreement for the Purchase and Sale of Preferred Stock effective as of the Effective Date.

Name on Face of Preferred Stock Certificate:	Sovana Cayman Islands
SELLER	*Any listing of stock in the name
“Sonvana Cayman Islands” was the
result of typographical error

By (Sign Name):	/s/ Yazeed AlJammaz

Print Name:	Yazeed AlJammaz

Title (if applicable):	PoA

Address:	[redacted]

Telephone Number:	[redacted]

Tax Identification or Social Security Number:	[redacted]